THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of the 12th day of March, 2026 (the “Effective Date”) by and between 117 Kendrick DE, LLC, a Delaware limited liability company (“Landlord”), and Verastem, Inc., a Delaware corporation (“Tenant”).

Recitals

A.Landlord, as the successor-in-interest to Intercontinental Fund III 117 Kendrick Street, LLC, a Massachusetts limited liability company, and Tenant are parties to a Lease Agreement dated as of April 15, 2014, as amended by a First Amendment of Lease dated as of February 15, 2018 and a Second Amendment of Lease dated as of November 1, 2024 (collectively, “Lease”), pursuant to which Landlord has leased to Tenant approximately 27,810 rentable square feet of space (the “Premises”) on the first (1st) floor of the building located at and commonly known as 117 Kendrick Street, Needham, Massachusetts (the “Building”). All capitalized terms used in this Amendment which are defined in the Lease and not otherwise defined in this Amendment shall have the meanings given in the Lease.

B.Landlord and Tenant desire to amend the Lease to: (i) extend the Lease Term expiration date from June 30, 2026 to September 30, 2029, (ii) adjust the Fixed Rent; and (iii) make certain other changes to the Lease on and subject to the terms and conditions set forth below.

Statement of Amendment

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Extension of Lease Term. The Lease Term of the Lease is extended for three (3) years and three (3) months beyond June 30, 2026 to September 30, 2029 (the period from July 1, 2026 through September 30, 2029 being called the “Second Extended Term”) on the same terms and conditions set forth in the Lease, except to the extent inconsistent herewith or as otherwise provided herein.
2.Fixed Rent. During the Second Extended Term, Fixed Rent shall be as set forth in the schedule below but otherwise in accordance with the terms and conditions of the Lease:

Period:	Annual Fixed Rent:	Monthly Fixed Rent:	Per RSF:
July1,2026through September 30, 2026	$0	$0	$0
October 1, 2026 through September 30, 2027	$1,028,970.00	$85,747.50	$37.00
October 1, 2027 through September 30, 2028	$1,056,780.00	$88,065.00	$38.00
October 1, 2028 through September 30, 2029	$1,084,590.00	$90,382.50	$39.00

3.Specific Amendments of Lease. In furtherance of the above provisions of this Amendment, the Lease is amended as follows:
(a)Lease Term. Effective as of July 1, 2026, Article 3 of the Lease (Lease Term) is deleted in its entirety and the following substituted in place thereof:

“3. LEASE TERM. The lease term for the Premises (the “Lease Term”) shall commence on April 15, 2014 (the “Lease Commencement Date”) and shall expire on September 30, 2029 (the “Expiration Date”).”

(b)	Fixed Rent. Effective as of July 1, 2026, Exhibit “C” to the Lease (Fixed Rent) is

amended by adding the following additional entries at the end of the chart showing Fixed Rent:

“Period	Payable RSF	Rate Per RSF	Annual Fixed Rent	Monthly Fixed Rent
Month 98 – Month 100	27,810	$0	$0	$0
Month – 101 Month 113	27,810	$37.00	$1,028,970.00	$85,747.50
Month 114- Month 126	27,810	$38.00	$1,056,780.00	$88,065.00
Month 127 – Month 139	27,810	$39.00	$1,084,590.00	$90,382.50”
(c)Additional Rent. Tenant shall continue to pay, in accordance with Exhibit “D” to the Lease (Provisions Regarding Additional Rent), Additional Rent for (i) Tenant’s Proportionate Share of Operating Expenses to the extent the Operating Expenses (on a per rentable square foot basis) exceed the Operating Expense Stop); and (ii) Tenant’s Proportionate Share of Taxes to the extent the Taxes (on a per rentable square foot basis) exceed the Tax Expense Stop (as such terms are defined in Exhibit “D”), except that effective as of the Effective Date, the definitions of Operating Expense Stop, Operating Expense Base Year, Tax Expense Stop and Tax Expense Base Year as set forth in Exhibit “D” to the Lease are deleted and the following substituted in place thereof:

““Operating Expense Stop” shall mean an amount equal to the actual Operating Expenses (on a per rentable square foot basis) for the calendar year 2026 (“Operating Expense Base Year”), subject to adjustment under Section 3 below.

“Tax Expense Stop” shall mean an amount equal to the actual Taxes (on a per rentable square foot basis for the fiscal year 2027 (which is from July 1, 2026 through June 30, 2027) (“Tax Expense Base Year”), subject to adjustment under Section 3 below.”

4.Condition of Premises. Landlord shall have no obligation whatsoever to make any improvements, modifications or alterations to the Premises by reason of the extension of the Lease Term contemplated by this Amendment.

5.Brokers. Each party represents that it has not dealt with any broker or other commissionable agent in connection with this Amendment except for Newmark. Each party shall indemnify and save harmless the other from and against all claims, liabilities, costs and expenses incurred as a result of any breach of the foregoing representation.

6.Inconsistencies; Continuing Effect of Lease. To the extent that the provisions of this Amendment are inconsistent with the provisions of the Lease, the provisions of this Amendment will control and the Lease will be deemed to be amended hereby. Except as amended by this Amendment, the provisions of the Lease remain in full force and effect.
7.Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which will be an original, but all of which, taken together, will constitute one and the same Amendment. Delivery of this Amendment bearing a signature by facsimile transmission or by electronic mail in "PDF" format shall have the same effect as physical delivery of this Amendment bearing the original signatures. An email transmission of a .pdf format copy of this Amendment or any related instrument bearing original signature(s), or of such instrument bearing signature(s) affixed through “DocuSign,” “Dotloop,” or another recognized signature verification service, shall have the same force and effect as delivery of a hard copy thereof bearing original such signature(s); and any such signature of either party, whether upon this Amendment or any related instrument, shall be valid and binding and admissible by either party against the other all as if the same were an original ink signature.

Landlord and Tenant have executed this Amendment as of the date first set forth above.

117 KENDRICK DE, LLC

By: /s/ Robert A. Schlager  Name: Robert A. Schlager

Title:Vice President

VERASTEM, INC.

By: /s/ Dan Calkins  Name: Dan Calkins

Title:Chief Financial Officer